FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Preliminary 2018 Financial Results
and Provides 2019 Financial Guidance

Achieves 2018 revenue of between $471 million and $476 million, including approximately 28% growth in Feraheme® (ferumoxytol injection) sales

Acquisition of two development-stage assets creates a strong and diversified portfolio, leveraging therapeutic area expertise

WALTHAM, Mass., January 7, 2019 – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced preliminary unaudited fourth quarter and full year 2018 financial results and provided 2019 financial guidance.

The company will provide a portfolio update at the 37th Annual J.P. Morgan Healthcare Conference in San Francisco on Wednesday, January 9, 2019 at 7:30 a.m. PT (10:30 a.m. ET). A live audio webcast of the presentation and following breakout session will be accessible through the Investors section of AMAG’s website at www.amagpharma.com.

"In 2018, we achieved several key milestones including receiving two approvals from the U.S. Food and Drug Administration (FDA), launching both the Makena subcutaneous auto-injector and Feraheme broad label, and receiving FDA acceptance of our new drug application for VyleesiTM (bremelanotide). In addition, we bolstered our pipeline by adding two promising late-stage development assets, AMAG-423 and ciraparantag, targeting orphan patient populations,” said William Heiden, AMAG’s president and chief executive officer.

“As we enter 2019, AMAG is in a unique position with a number of growing commercial products that together generate significant cash flows, allowing us to invest in the development and launch of our new pharmaceutical products. We have built an innovative and diversified portfolio that I believe positions us well for long-term growth and will deliver significant shareholder value,” added Mr. Heiden.

Preliminary Fourth Quarter and Full Year 2018 Financial Results (unaudited)
Fourth Quarter 2018
AMAG expects total revenues from continuing operations for the fourth quarter of 2018 to be between $85 million and $90 million. This includes Makena® (hydroxyprogesterone caproate injection) net product sales of between $46 million and $48 million, Feraheme and MuGard® net product sales of between $34 million and $36 million, and Intrarosa net product sales of between $5 million and $6 million. The Makena subcutaneous auto-injector maintained market share in the fourth quarter, as compared to the third quarter, despite the entry of generic competition to the intramuscular product. In addition, Makena ex-factory sales were impacted by a reduction in channel inventory levels in the fourth quarter, as compared to third quarter, due to temporary supply constraints, which are now resolved. Fourth quarter Feraheme revenues grew approximately 34% over prior year, driven by continuing success of the product’s expanded label. Intrarosa revenues were driven by strong prescription volume and market share growth in the quarter.

For the fourth quarter of 2018, AMAG expects an operating loss of between $17 million and $27 million. Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2018 is expected to be within the company’s forecasted range of between a loss of $5 million and positive adjusted EBITDA of $5 million.

Full Year 2018
AMAG expects full year 2018 revenues and adjusted EBITDA to be within the company’s most recently issued financial guidance range. Total revenues from continuing operations are expected to be between $471 million and $476 million. This includes Makena net product sales of between $321 million and $323 million, Feraheme and MuGard net product sales of between $134 million and $136 million, and Intrarosa net product sales of between $15 million and $16 million. As a result of the sale of Cord Blood Registry® (CBR), which closed on August 6, 2018, CBR’s results have been excluded from the financial results.

For the full year of 2018, AMAG expects an operating loss of between $45 million and $55 million and adjusted EBITDA of between $115 million and $125 million.2

The company ended 2018 with approximately $394 million in cash and investments, $21.4 million of short-term debt and $320 million of 2022 convertible notes (principal amount outstanding).

The company expects to report final financial results for the fourth quarter and audited results for the full year of 2018 in February.

2019 Overview
The company has a number of goals and key milestones upcoming in 2019:

•	Expand use of Makena subcutaneous auto-injector

•	Drive Feraheme growth

•	Continue successful Intrarosa direct-to-consumer campaign

•	Submit Vyleesi frequent-dosing study results prior to updated PDUFA date of June 23, 2019; prepare for commercial launch in 2H-2019

•	Target full enrollment in AMAG-423 Phase 2b/3a study by year end

•	Initiate ciraparantag Phase 3a clinical study

•	Pursue in/out-licensing opportunities

•	Meet/exceed financial guidance

The company is providing the following financial guidance for 2019:

$ in millions	2019 Financial Guidance
Total revenue	$365 - $415
Operating loss	($131) - ($101)
Adjusted EBITDA	($65) - ($35)

"During 2018, we increased our financial guidance three times and today announced that we achieved our financial objectives for the full year of 2018,” said Ted Myles, AMAG's chief financial officer. “We also completed the transformation of our balance sheet, and with nearly $400 million of cash on hand and approximately $20 million in near-term debt, we are well positioned to advance our portfolio of novel products.”

“2019 will be a year of investment and we are in the fortunate position that our cash flow generating products and our balance sheet can support the development of our future products; each of which has significant revenue and growth prospects because they provide innovative therapeutic solutions to patients with unmet medical needs,” added Mr. Myles.

Webcast Information
A live audio webcast of the company’s presentation and the following breakout session, along with the accompanying slide presentation at the 37th Annual J.P. Morgan Healthcare Conference, will be accessible through the Investors section of the company’s website at www.amagpharma.com on January 9, 2019 at 7:30 a.m. PT (10:30 a.m. ET). Following the conference, the webcast will be archived on the company’s website until February 9, 2019.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization). These non-GAAP financial measures exclude certain amounts, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release.

About AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging our development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.

APPROVED PRODUCTS
About Feraheme® (ferumoxytol injection)
Feraheme received marketing approval from the U.S. Food and Drug Administration (FDA) in June 2009 for the treatment of iron deficiency anemia (IDA) in adult patients with chronic kidney disease (CKD). In February 2018, the FDA approved the supplemental New Drug Application (NDA) to expand the label beyond the CKD indication to include all eligible adult IDA patients who have intolerance to oral iron or have had unsatisfactory response to oral iron in addition to patients who have CKD.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated. Patients with a history of multiple drug allergies may have a greater risk of anaphylaxis with parenteral iron products.

Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product. Feraheme may cause clinically significant hypotension. Excessive therapy with parenteral iron can lead to excess storage of iron and possible hemosiderosis. Administration of Feraheme may transiently affect the diagnostic ability of magnetic resonance imaging. The most common adverse reactions (≥ 2%) are diarrhea, headache, nausea, dizziness, hypotension, constipation, and peripheral edema.

Feraheme is protected in the U.S. by seven issued patents covering the composition and dosage form of the product, the last of which expires in June 2023. Certain of these patents are the subject of a settlement agreement with Sandoz Inc.

For additional product information, including full prescribing information and the Boxed Warning, please visit www.feraheme.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth. Makena was approved by the FDA in February 2011 and was granted orphan drug exclusivity through February 3, 2018. In February of 2018, AMAG introduced the prefilled Makena auto-injector containing a short, thin, non-visible needle for subcutaneous use, offering patients and providers a new administration option.

Makena has certain limitations of use. While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

In a multicenter, randomized, double-blind, vehicle (placebo)-controlled clinical trial, Makena showed an improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels). Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effect reported with the Makena auto-injector use (and higher than with the Makena intramuscular injection) was injection site pain.

AMAG developed the Makena auto-injector with its device partner Antares Pharma, Inc., which holds issued patents on the auto-injector device and drug-device combination, the last of which expires in 2034. AMAG also holds a U.S. patent directed to subcutaneous administration and dosing of the Makena auto-injector product, which expires in 2036.

For additional product information, including full prescribing information, please visit www.makena.com.

About Intrarosa® (prasterone) vaginal inserts
Intrarosa is the only vaginal non-estrogen treatment indicated for the treatment of moderate to severe dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause. Intrarosa contains prasterone, a synthetic form of dehydroepiandrosterone (DHEA), which is an inactive endogenous sex steroid. Prasterone is converted by enzymes in the body into androgens and estrogens. Intrarosa’s mechanism of action is not fully established.

In clinical studies, Intrarosa demonstrated efficacy by reducing pain during intercourse (dyspareunia), as well as improvement in the percentage of superficial cells and parabasal cells, and vaginal pH. Estrogen is a metabolite of prasterone. Use of exogenous estrogen is contraindicated in women with a known or suspected history of breast cancer. Intrarosa has not been studied in women with a history of breast cancer.

In clinical studies, vaginal discharge and abnormal Pap smears were the most common adverse reactions (≥ 2%). Intrarosa is contraindicated in women with undiagnosed abnormal genital bleeding.

Intrarosa is protected by a number of U.S. patents and applications that are owned by Endoceutics, Inc. One issued patent includes drug product claims with a term that expires in 2031. Two additional issued patents include method of use claims and pharmaceutical dosage form claims with terms that expire in 2028.

For additional product information, including full prescribing information, please visit www.intrarosa.com.

PRODUCTS IN DEVELOPMENT
About VyleesiTM (bremelanotide)
Vyleesi, an investigational product candidate, is being developed for the treatment of hypoactive sexual desire disorder (HSDD) in pre-menopausal women. Vyleesi is designed to be used in anticipation of a sexual encounter, and is thought to possess a novel mechanism of action that impacts the excitatory neural pathways in the brain to restore sexual desire.

Vyleesi has been studied in more than 30 clinical trials with over 2,500 women. AMAG’s NDA to the FDA was supported by clinical data from two large double-blind placebo-controlled Phase 3 studies in which Vyleesi met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured by validated patient-reported outcomes. Women in the trials had the option, after completion of the trial, to continue in an open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients received Vyleesi.

The most common adverse events were nausea, flushing, injection site reactions and headache. The majority of events were reported to be transient and mild-to-moderate in intensity. Vyleesi has no known alcohol interactions.

Vyleesi is protected by a number of U.S. and foreign patents and applications that are owned by Palatin Technologies, Inc. Certain of the patents include claims directed to the Vyleesi drug composition and methods of use thereof with terms expiring in 2020, and other patents include claims directed to methods of treating female sexual dysfunction by subcutaneous administration of compositions that include Vyleesi with terms expiring in 2033.

About AMAG-423 (Digoxin Immune Fab (ovine))
AMAG-423 is a polyclonal antibody in development for the treatment of severe preeclampsia in pregnant women and has been granted both orphan drug and fast-track review designations by the FDA. There are currently no FDA-approved treatment options for severe preeclampsia, a leading cause of maternal and neonatal mortality.

Elevated levels of endogenous digitalis-like factors (EDLFs) have been found in the placental and maternal circulation of the majority of patients with preeclampsia, and the degree of elevation has been correlated with severity of changes in creatinine clearance (a measure of kidney function). AMAG-423 is thought to bind to EDLFs, causing a decrease in EDLF activity and thereby increasing their elimination.

The Digibind Efficacy Evaluation in Preeclampsia (DEEP) Trial, a placebo-controlled Phase 2 proof-of-concept study in 51 pregnant women with severe preeclampsia, was suggestive of clinical benefit in both mothers and their babies. In the DEEP Trial, the most frequent adverse events were nausea, vomiting, gastroenteritis and hypotension.

AMAG is currently conducting a Phase 2b/3a clinical study, which is expected to enroll approximately 200 antepartum women with severe preeclampsia between 23 and 32 weeks gestation in a multi-center, randomized, double-blind, placebo-controlled, parallel-group study.

AMAG-423 is protected in the U.S. by four patents covering methods of using AMAG-423 to treat women exhibiting symptoms of preeclampsia or eclampsia, each of which expires in November 2022.

Digoxin Immune Fab is marketed by another company for the FDA-approved treatment of patients with life-threatening or potentially life-threatening digoxin toxicity or overdose.

About Ciraparantag
AMAG expects to acquire the global rights to Ciraparantag in connection with its pending acquisition of Perosphere Pharmaceuticals Inc., pursuant to an Agreement and Plan of Merger dated December 12, 2018. The acquisition is expected to close in the first quarter of 2019, subject to a number of customary closing conditions.

Ciraparantag is being investigated for patients treated with novel oral anticoagulants (NOACs) or low molecular weight heparin when reversal of the anticoagulant effect of these products is needed for emergency surgery, urgent procedures or due to life-threatening or uncontrolled bleeding. It is believed that when ciraparantag binds to NOACs such as Xarelto®(rivaroxaban), Eliquis®(apixaban) and Savaysa®(edoxaban), as well as to Lovenox® (enoxaparin sodium injection), a low molecular weight heparin, it reestablishes the body’s ability to form clots.

Upon the close of the transaction, AMAG will work with the FDA to confirm the design of the Phase 3 program, which is expected to include Phase 3 trials in healthy volunteers followed by a Phase 3b/4 trial in patients.

Ciraparantag has been well tolerated in clinical trials. To date, the most common adverse events related to ciraparantag have been mild sensations of coolness, warmth or tingling, skin flushing, and alterations in taste.

Ciraparantag has been granted Fast Track review designation by the FDA and has patent protection through 2034.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, statements regarding expected 2018 preliminary fourth quarter and full year financial results, including revenues, operating loss and adjusted EBITDA; AMAG’s belief that temporary supply constraints of the Makena auto-injector are now resolved; expectations that AMAG’s full year 2018 revenues and adjusted EBITDA will be within its most recently issued financial guidance range; beliefs about AMAG’s pipeline, including the impact of the additions of AMAG-423 and ciraparantag; beliefs that AMAG’s cash flows allow it to invest in the development of its new products and expectations for its diversified portfolio, including its innovative nature and that it positions AMAG well for long-term growth and will deliver significant shareholder value; plans to report final, audited 2018 financial results in February 2019; AMAG’s 2019 goals and expectations; 2019 financial guidance, including total revenue, operating loss and adjusted EBITDA; beliefs that AMAG’s balance sheet and that its transformation has positioned it well to advance its portfolio of novel products; and AMAG’s expectations that 2019 will be a year of investment and that its cash flow generating products can support the development of its future products, and that each of these products has significant revenue and growth prospects are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the possibility that the closing conditions to the Perosphere transaction will not be met and that the parties will be unable to consummate the proposed transaction; the risk that sales of Makena will continue to be negatively impacted by the supply disruption and recent and future generic entries in the market; the risk that AMAG may be unable to gain approval of its product candidates, including Vyleesi, AMAG-423 and ciraparantag, on a timely basis, or at all; the potential for such approvals, if obtained, to include unanticipated restrictions or warnings and the risk that the costs and time investments for AMAG’s development efforts will be higher than anticipated, or that AMAG has over-estimated the market and potential revenues for its products and product candidates, if approved, including Intrarosa, Vyleesi, AMAG-423 and ciraparantag; and those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10‐K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarters ending June 30, 2018 and September 30, 2018 and subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward‐looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward‐looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. VyleesiTM is a trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharma USA, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc. Other trademarks referred in this report are the property of their respective owners.

– Tables Follow –

AMAG Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP Preliminary Financial Results
(unaudited, amounts in millions)

	Q4-2018 Preliminary	FY 2018 Preliminary
GAAP operating loss	($27) – ($17)	($55) – ($45)
Depreciation and intangible asset amortization	15	161
Non-cash inventory step-up adjustments	--	4
Stock-based compensation	6	20
Adjustments to contingent consideration	--	(49)
Transaction/acquisition-related costs	1	1
Acquired IPR&D	--	33
Adjusted EBITDA	($5) - $5	$115 - $125

AMAG Pharmaceuticals, Inc.
Reconciliation of 2019 Financial Guidance of Non-GAAP Adjusted EBITDA
(unaudited, amounts in millions)

2019 Financial Guidance
GAAP operating loss	($131) – ($101)
Depreciation and intangible asset amortization	43
Stock-based compensation	22
Non-cash inventory step-up adjustments to contingent consideration	1
Non-GAAP adjusted EBITDA	($65) – ($35)

Contacts:
Investors:
Linda Lennox
908-627-3424

Media:
Sarah Connors
781-296-0722

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